Exhibit 10.12

SEVENTH AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (“Seventh Amendment”) is made and entered into as of June 13, 2003, by and between HIGHWOODS/CYPRESS COMMONS, LLC, a Delaware limited liability company, as successor to Cypress-Tampa II Limited Partnership, a limited partnership organized under the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware (“Landlord”), with Landlord having its address at 3111 W. Dr. Martin Luther King, Jr. Boulevard, Suite 300, Tampa, Florida 33607, and POST, BUCKLEY, SCHUH & JERNIGAN, INC. (“Tenant”), having its office at 2001 NW 107th Avenue, Miami, Florida 33172.

WITNESSETH:

WHEREAS, Landlord and Tenant entered that certain lease agreement dated March 25, 1998 (the “Prime Lease”) and subsequently entered into the First, Second, Third, Fourth, Fifth and Sixth Amendments to the Prime Lease (collectively, the “Lease”); and

WHEREAS, Landlord and Tenant desire to modify the Lease by this Seventh Amendment to expand the Premises to include Suite 200 (as defined herein) and Suite 250 (as defined herein) and extend the Lease Term.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Landlord and Tenant hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise indicated, all capitalized terms used herein have the same meaning as given to such terms in the Lease.

2. Expansion. On the “Commencement Date” set forth below, the Premises shall (a) expand by a total of 10,089 square feet, and (b) be deemed to include Suite 200 (7,920 square feet) (“Suite 200”), and Suite 250 (2,169 square feet) (“Suite 250”) (Suite 200 and Suite 250 shall sometimes hereinafter be collectively referred to as the “Seventh Expansion Space”), which is depicted on Exhibit A hereto, so that as of the Commencement Date, the Premises shall consist of the following:

Suite Number:	Square Feet:
Suite 200	7,920 s.f.
Suite 215	3,199 s.f.
Suite 250	2,169 s.f.
Suite 261	5,019 s.f.
Suite 265	1,948 s.f.
Suite 275	1,507 s.f.
Suite 281	1,279 s.f.
Suite 282	1,914 s.f.
Suite 295	7,122 s.f.
Suite 300	39,681 s.f.

TOTAL	71,758 s.f.

As of the Commencement Date, the rentable area of the Premises shall be adjusted to 71,758 square feet, and Tenant’s Share under the Lease shall be adjusted to 62.69% of the Building’s 114,472 square feet.

3. Commencement and Term.

(a)	With regard to the Seventh Expansion Space, this Seventh Amendment shall commence on the date (the “Commencement Date”), which shall be the later of the date on which (a) the Tenant Improvements (as defined in Addendum 1 attached hereto and made a part hereof) for both Suite 200 and Suite 250 have been substantially completed (which, for the purposes of this Seventh Amendment, shall exclude items of work and adjustment of equipment and fixtures that can be completed after the Seventh Expansion Space is occupied without causing material interference with Tenant’s use of the Seventh Expansion Space – i.e., “Punchlist”), and Landlord delivers possession of the Seventh Expansion Space to Tenant, or (b) the date on which the Tenant Improvements for both Suite 200 and Suite 250 would have been substantially completed and the Seventh Expansion Space would have been ready for delivery to Tenant but for Tenant Delay (as defined below) or Force Majure (as defined below). The Lease as amended by this Seventh Amendment shall continue for a term of sixty (60) months from said Commencement Date.

(b)	Notwithstanding the foregoing, the following terms shall apply to the various Suites comprising the Premises:

(i)	In the event that the Tenant Improvements for Suite 200 have been substantially completed (or the Tenant Improvements for Suite 200 would have been substantially completed and Suite 200 would have been ready for delivery to Tenant but for Tenant Delay or Force Majure) on a date that is prior to the substantial completion of the Tenant Improvements for Suite 250, then, with regard to Suite 200, payment of Base Rent and Additional Rent shall commence as of the date of said early substantial completion of Suite 200, and, as of said early substantial completion date (and effective until further upward adjustment upon the Commencement Date), the rentable area of the Premises shall be adjusted to 69,589 square feet, and Tenant’s Share under the Lease shall be adjusted to 60.79% of the Building’s 114,472 square feet.

(ii)

In the event that the Tenant Improvements for Suite 250 have been substantially completed (or the Tenant Improvements for Suite 250 would have been substantially completed and Suite 250 would have been ready for delivery to Tenant but for Tenant Delay or Force

Majure) on a date that is prior to the substantial completion of the Tenant Improvements for Suite 200, then, with regard to Suite 250, payment of Base Rent and Additional Rent shall commence as of the date of said early substantial completion of Suite 250, and, as of said early substantial completion date (and effective until further upward adjustment upon the Commencement Date), the rentable area of the Premises shall be adjusted to 63,838 square feet, and Tenant’s Share under the Lease shall be adjusted to 55.77% of the Building’s 114,472 square feet.

(iii)	Notwithstanding anything to the contrary in the Lease with regard to Base Rent, Additional Rent or the term of the Lease, with regard to all remaining Suites comprising the Premises except for the Seventh Expansion Space (the “Original Space”), (1) payment of Base Rent and Additional Rent in the amounts provided herein shall commence on July 1, 2003, and shall continue until the date that is sixty (60) months from the Commencement Date defined in Section 3(a) above (the “Expiration Date”), (2) the term of the Lease for the Original Space shall expire on the Expiration Date unless otherwise renewed in accordance with the provisions hereof.

(c)	Tenant agrees and acknowledges that (i) Suite 200 and Suite 250 are currently leased to two other tenants pursuant to leases that expire on February 4, 2004 (Suite 200) and July 31, 2003 (Suite 250), respectively, and (ii) Landlord is currently working with said tenants to either relocate said tenants to another portion of the Premises or to vacate them from the Premises so as to proceed with the terms of this Seventh Amendment, provided, however, in the event Landlord is unable to regain possession of Suite 200 and/or Suite 250 prior to their respective lease expiration dates resulting in Landlord’s delivery of Suite 200 and/or Suite 250 after the expiration of said leases, the Commencement Date shall be adjusted accordingly.

4. Rent. Effective as of the Commencement Date with regard to the Seventh Expansion Space (and, if applicable, the early substantial completion date for either Suite 200 or Suite 250 as contemplated in Section 3(b)(i) and (ii) above), and effective as of July 1, 2003 with regard to the Original Space, Base Rent for the Premises shall be $16.75 per square foot and shall increase at the rate of three percent (3%) annually, with the first such annual increase occurring for the entire Premises on July 1, 2004, and occurring annually thereafter until the expiration of the Lease Term. This Base Rent amount does not include applicable Florida state sales and use taxes, which taxes shall be paid by Tenant with each monthly payment of Base Rent. Tenant shall send payment of all rent due under the Lease to Landlord at the following rent payment address:

HIGHWOODS REALTY LIMITED PARTNERSHIP

Post Office Box 406396

Atlanta, Georgia 30384-6396

Attn: Cypress Commons

Tax ID #: 56-1869557

5. Tenant Improvements. Landlord shall provide a “Turn-Key” build-out of the Seventh Expansion Space pursuant to the terms and conditions of Addendum 1 hereto.

6. Tenant Delay/Force Majeure.

(a) For the purposes of this Seventh Amendment, “Tenant Delay” shall be caused by any of items listed in Section 6(b) of Addendum 1 hereto.

(b) For the purposes of this Seventh Amendment, the term “Force Majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing),. unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, war or other causes beyond the Landlord’s reasonable control.

7. Operating Expenses. Tenant shall pay Tenant’s Proportionate Share of any increases in Operating Expenses (as said terms are defined in the Addendum 2 attached hereto and made a part hereof) pursuant to the terms and conditions of Addendum 2 hereto. Any references to “Operating Expenses,” “Operating Costs” or “Tenant’s Share” in the Lease are hereby amended to incorporate the terms and conditions of Addendum 2 hereto.

8. Insurance Requirements.

Section 15 of the Lease regarding Additional Agreements of Tenant is hereby deleted in its entirety and the following is inserted in lieu thereof:

(a)	Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

(b)	Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Neither Tenant nor Landlord shall have or make any claim against the other for any loss or damage to the other’s property, regardless of the cause of the loss or damage.

(c)	Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall contain language to the extent obtainable that: (i) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (ii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord.

(d)	Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) have no deductible exceeding TEN THOUSAND DOLLARS ($10,000), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

(e)	Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

(f)	Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

9. Indemnity. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant agrees that Tenant shall indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease; or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. Subject to the foregoing, Landlord shall indemnify and hold Tenant harmless from and against any and all claims arising out of (i) Landlord’s use of the Building or any part thereof, (ii) any activity, work, or other thing done by Landlord in the Building, or any part thereof, (iii) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (iv) any act or negligence of Landlord, or any officer, agent, employee, contractor, servant, invitee or guest of Landlord; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising in connection with any such claim or claims as described in the above (i) through (iv) of this sentence, or any action brought thereon.

Subject to the foregoing, Landlord shall indemnify and hold Tenant harmless from and against any and all claims arising out of (i) Landlord’s use of the Building or any part thereof, (ii) any activity, work, or other thing done by Landlord in the Building, or any part thereof, (iii) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (iv) any act or negligence of Landlord, or any officer, agent, employee, contractor, servant, invitee or guest of Landlord; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising in connection with any such claim or claims as described in the above (i) through (iv) of this sentence, or any action brought thereon.

10. Option to Renew. Section 52 of the Lease is hereby amended to provide that Tenant shall have one (1) five (5) year option to renew the Premises pursuant to the terms and conditions of Addendum 3 attached hereto and made a part hereof.

11. Right of First Offer. Section 51 of the Lease is hereby amended to provide that Tenant shall have a right of first offer (the “Right of First Offer”) on any available space in the Building (the “Expansion Space”), provided, however, said Right of First Offer is subject to any prior rights of other tenants in the Building. Tenant shall have ten (10) business days from Landlord’s notice to Tenant of the availability of the Expansion Space to accept or reject the Expansion Space. If Tenant expands pursuant to this Right of First Offer, such Expansion Space shall be incorporated into the Premises upon the same terms and conditions as the Premises, including a pro rata share (based on length of Lease Term remaining) of any concessions, and Tenant’s Proportionate Share (as defined in Addendum 2 hereto) shall be adjusted to reflect the Expansion Space. Notwithstanding the above, the term for such expansion shall be no less than thirty-six (36) months.

12. Signage. Tenant shall maintain its non-exclusive garage and monument signage rights. In addition, Tenant shall have the right to install, at Tenant’s sole cost and expense, a “PBS&J” sign on the third floor facade on the North side of the Building, subject to the following conditions:

(a) Landlord shall have the right to review and approve the design and location of such signs, in its reasonable discretion;

(b) Such signage rights are not assignable (except with respect to a Permitted Transferee);

(c) Building signage rights are non-exclusive;

(d) Upon expiration or termination of this Lease or any renewal term, Tenant, at Tenant’s sole cost and expense, shall remove all signage and restore the Building and the monument sign to its original condition.

13. Roof. Landlord shall replace the existing roof on the Building prior to the end of the 2003 calendar year.

14. Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall deliver each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by insured casualty excepted. Tenant shall remove its personal property from the Premises and shall repair any damage caused by such removal. Tenant shall not be required to remove wire and cable or racks utilized to secure wire and cable.

15. Assignment and Sublease. Section 11 of the Lease regarding assignment and subleasing is hereby deleted in its entirety and the following is inserted in lieu thereof:

a. Landlord Consent. Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, and (iii) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent.

b. Definition of Assignment. For the purpose of this Section 18, the word “assignment” shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company with not less than 500 stockholders, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

c. Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the Commencement Date; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Section 4 of the Lease.

d. Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

e. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

f. Limitation on Rights of Assignee/Sublessee. Any assignment or sublease for which Landlord’s consent is required shall not include the right to exercise any options to renew the Lease Term, expand the Premises, cancel the Lease, or similar options, unless specifically provided for in the consent.

g. Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

h. Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

i. Excess Rents. If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then 50% of any such excess shall be paid over to Landlord by Tenant.

j. Unauthorized Assignment or Sublease. Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease.

16. Notice. Section 20 of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

(a)	Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the following notice addresses (or to such other address as a party may specify by duly given notice):

LANDLORD:	HIGHWOODS PROPERTIES, INC.
3111 W. Dr. Martin Luther King, Jr. Blvd. Suite 300 Tampa, Florida 33607 Attn: Lease Administrator

with a copy to:	HIGHWOODS REALTY LIMITED PARTNERSHIP
c/o Highwoods Properties, Inc. 3100 Smoketree Court, Suite 600 Raleigh, North Carolina 27604 Attn: Manager, Lease Administration Facsimile #: 919/876-2448

TENANT:	Post, Buckley, Schuh & Jernigan, Inc.
5300 West Cypress St., Suite 300, Tampa, FL 33607 Attn: Toni Brewer Telephone: (813) 282-7275 Fax: (813) 282-9767

(b)	Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above.

(c)	Address Changes. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

(d)	Notice by Legal Counsel. Notices may be given on behalf of any party by such party’s legal counsel.

17. Modification. Except as modified herein, all other terms and conditions of the Lease shall remain in full force and effect.

18. Counterparts. This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document.

19. Parking. Section 26 of the Lease regarding parking arrangements is hereby deleted in its entirety and the following is inserted in lieu thereof:

During the Initial Term of this Lease, Landlord shall make available for Tenant’s use up to four (4) parking spaces per 1,000 rentable square feet of Premises leased and occupied by Tenant pursuant to Lease Addendum 4 attached hereto and made a part hereof.

20. Environmental. Section 40 of the Lease regarding Hazardous Materials is hereby deleted in its entirety and the following is inserted in lieu thereof:

a.	Environmental Laws. The term “Environmental Laws” shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended.

b.	Tenant’s Responsibility. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on the Property. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

c.	Tenant’s Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this Section 21 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 21.

d.	Limitation on Tenant’s Liability. Tenant’s obligations under this Section 21 shall not apply to any condition or matter constituting a violation of any Environmental Laws: (i) which existed prior to the commencement of Tenant’s use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord’s agents, employees, officers, partners, contractors, guests, or invitees.

Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this Section 21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Section 21. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

f.	Landlord’s Liability. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no hazardous materials on the Premises as of the Commencement Date in violation of any Environmental Laws. Landlord shall indemnify and hold Tenant harmless from any liability resulting from Landlord’s violation of this representation and warranty.

g.	Property. For the purposes of this Section 21, the term “Property” shall include the Premises, Building, all Common Areas, the real estate upon which the Building is located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located.

h.	Tenant’s Liability after Termination of Lease. The covenants contained in this Section 21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 21.

21. Tenant’s Additional Terms and Conditions. Attached hereto as Lease Addendum 5 are Tenant’s additional Terms and Conditions. In the event of a conflict of Lease Addendum 5 and the Lease or this Seventh Amendment, Lease Addendum 5 shall control.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the day and year first written above.

LANDLORD:

WITNESSES
HIGHWOODS/CYPRESS COMMONS, LLC, a Delaware limited liability company

		By:	AP Southeast Portfolio Partners, L.P. A Delaware limited partnership Its sole member

		By:	AP-GP Southeast Portfolio Partners
/s/ Alice Diehl			A Delaware limited partnership its sole general partner
Alice Diehl
Print Name			By: Highwoods Realty GP Corp. a Delaware corporation its general partner

/s/ Cheryl A. Grantham		By:	/s/ Stephen A. Meyers
Stephen A. Meyers
CHERYL A. GRANTHAM		Title:	Vice President - Tampa
Print Name		Date:	6/13/03

TENANT:

WITNESSES:	POST, BUCKLEY, SCHUH & JERNIGAN, INC.

/s/ Toni Brewer	By:	/s/ Richard M. Grubel
Print Name: TONI BREWER /s/ Anna Skrocki-Hebb Print Name: ANNA SKROCKI-HEBB		Name: RICHARD M. GRUBEL Title: SENIOR VICE PRESIDENT

LEASE ADDENDUM NUMBER ONE [TURN KEY]

WORKLETTER. This Lease Addendum Number One (the “First Addendum”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date (“Tenant Improvements”). This First Addendum contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date. The Tenant Improvements are classified into two categories: (i) the building standard improvements (the “BSI”) that will be provided by Landlord as set forth in Section 2 below and (ii) additional or non-standard work and materials at Tenant’s expense (the “WMTE”) requested by Tenant over and above the BSI as set forth in Section 4 below.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1. Space Planning, Design and Working Drawings. Tenant and Landlord approve the drawings created by Post, Buckley, Schuh & Jernigan, Inc. dated May 19, 2003 (“Exhibit A”). Landlord and Tenant designate Post, Buckley, Schuh & Jernigan, Inc. as the designated architect (the “ Architect”) and Brady & Anglin as the designated mechanical and electrical engineer (the “Engineer”), who will comply with the following:

a. If Tenant makes any revision to Exhibit A, even though such revision may only involve changes to BSI items, then Tenant shall pay all additional costs and expenses incurred as a result of such revisions.

b. Complete construction drawings for Tenant’s partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule (subject to the limitation expressed in Section 2 below).

c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.

d. All plans and working drawings for the construction and completion of the Premises (the “Work Plans”), including the plans and working drawings for the BSI items (the “BSI Plans”) and for any WMTE (the “WMTE Plans”), shall be subject to Landlord’s prior written approval (collectively the Work Plans, the BSI Plans and the WMTE Plans shall be referred to as the “Plans”). Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord’s prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building or exceed the capacity of the Building mechanical, electrical or plumbing systems. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays.

e. If Tenant shall desire any WMTE, then Tenant shall cause WMTE Plans to be prepared concurrently with the preparation of the BSI Plans. The WMTE Plans will be prepared by Landlord’s architect or engineer or by an architect or engineer of Tenant’s own selection. All design fees and costs of preparing the WMTE Plans, including those prepared by Landlord’s architect or engineer, shall be paid by Tenant. Notwithstanding the above, Tenant agrees to pay Landlord, pursuant to Article 4c of this Lease Addendum Number One, for certain improvements identified in Exhibit A and detailed in Exhibit A-1.

2. Building Standard Improvement. Landlord agrees, at its sole cost and expense, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building as specified on Exhibit B attached to this Lease and subject to the allowances set forth thereon and as necessary to hire a licensed general contractor (the “Contractor”) to provide for such work to be completed. Tenant agrees that the Contractor may be an affiliate of Landlord. Landlord further agrees that, within sixty (60) days of the completion of the Tenant Improvements in accordance with the provisions hereof, Landlord shall complete the following improvements to the Common Area:

(a)	In the Common Area restrooms, Landlord shall repaint, install new wall covering, recaulk all fixtures and vanities, repair or replace all toilet partition hardware as needed, and aggressively clean floor tile and grout.

(b)	In the Common Area stairwells, Landlord shall paint walls and install additional light fixtures.

3. Signage and Keying. Door and/or directory signage and suite keying in accordance with building standards shall be provided and installed by the Landlord as part of the BSI.

4. Work and Materials at Tenant’s Expense.

a. Any improvements not part of the BSI or costing in excess of the allowances for BSI items, shall be WMTE. Landlord agrees that its contractors will perform and provide any WMTE requested by Tenant, provided Landlord approves the WMTE Plans.

b. Prior to commencing and providing any such WMTE, Landlord shall submit to Tenant written estimates of the cost of such WMTE and Tenant shall approve said estimates in writing within five (5) business days after the receipt thereof. Landlord shall not be authorized to proceed thereon until such estimate is mutually agreed upon and approved in writing and delivered to Landlord. Landlord’s written estimate shall include a construction supervision fee of three percent (3%) to manage and oversee the work to be done on Tenant’s behalf.

c. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses incurred in connection with the WMTE requested by Tenant. Such costs and expenses shall include all amounts charged by the Contractor for performing such work and providing such materials (including the Contractor’s general conditions, overhead and profit). Tenant will be billed for such costs and expenses as follows: (i) fifty percent (50%) of such costs and expenses shall be due and payable upon Tenant’s approval of the cost estimates for the WMTE; (ii) twenty-five percent (25%) of such costs and expenses shall be due and payable when such work is substantially completed and the Premises are ready for delivery to Tenant; (iii) twenty-five percent (25%) of such costs and expenses shall be due and payable upon final completion of punch list items.

d. Notwithstanding the foregoing, Tenant agrees and acknowledges that Tenant shall be responsible, at Tenant’s sole cost and expense, for any existing or future cabling for networks, telephones, data ports and/or antennas with regard to the Premises.

5. Tenant Plan Delivery Date. Architect shall deliver the Work Plans in final form to Landlord no later than July 1, 2003 (the “Tenant Plan Delivery Date”), and, in the event of any delay in the timely delivery of said Work Plans, the Commencement Date shall be adjusted accordingly to account for said delay. Tenant hereby releases Landlord from any and all liability related to the design of the Work Plans and hereby agrees to indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses arising out of or related to the design of the Work Plans.

6. Commencement Date.

a. The Commencement Date shall be the date when the work to be performed by Landlord pursuant to the Plans approved by Landlord and Tenant has been substantially completed (excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant’s use of the Premises — i.e., “punch list items”), and the Landlord delivers possession of the Premises to Tenant in accordance with Section 2 of the Lease.

b. Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:

i. Tenant’s failure to approve the Work Plans within the time specified;

ii. Tenant’s changes in the BSI, the BSI Plans or the WMTE Plans (notwithstanding Landlord’s approval of any such changes);

iii. Tenant’s request for changes in or modifications to the Work Plans subsequent to the Tenant Plan Delivery Date;

iv. Inability to obtain non-building standard materials, finishes or installations requested by Tenant; or

v. The performance of any work by any person, firm or corporation employed or retained by Tenant;

vi. Tenant’s failure to cooperate with Landlord’s construction of the Tenant Improvements as contemplated in Section 7(b) hereof; or

vii. Any other act or omission by Tenant or its agents, representatives, and/or employees;

then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and architect determine that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.

7. Materials and Workmanship; Cooperation of Tenant.

a. Landlord covenants and agrees that all work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans. Landlord agrees to exercise due diligence in completing the construction of the Premises.

b. Landlord and Tenant agree and acknowledge that the Contractor will be constructing the Tenant Improvements in a number of phases, as more particularly described below, while Tenant is already in possession of the Original Premises and, in that regard, Landlord and Tenant agree and acknowledge that each party hereto shall fully cooperate with the other party and the Contractor in whatever means may be necessary to facilitate the Contractor’s timely completion of the Tenant Improvements and Landlord’s timely delivery of the Premises in accordance with the terms of this Seventh Amendment. The Contractor shall construct the Premises in approximately three (3) phases consisting of approximately twenty (20) consecutive weeks. Concurrent with the 3 phase schedule, contractor shall recarpet and repaint the Original Space after business hours and during the weekend in 3,000 to 3,500 rentable square foot increments; such work shall be coordinated by Landlord and Tenant as contemplated above.

8. Repairs and Corrections. Landlord shall select a Contractor who will provide a one-year warranty from the date of delivery of the Premises, transferable to Tenant, for defective workmanship and materials. Landlord shall transfer to Tenant all manufacturers’ and builders’ warranties with respect to the Work, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than Landlord’s Contractor, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

9. Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

10. Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.

LEASE ADDENDUM NUMBER TWO [BASE YEAR calendar year]

ADDITIONAL RENT - OPERATING EXPENSE PASS THROUGHS. For the calendar year commencing on January 1, 2003 and for each calendar year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any increase in Operating Expenses (as hereinafter defined) incurred by Landlord’s operation or maintenance of the Building above the Operating Expenses Landlord incurred during the Base Year (as hereinafter defined).

For purposes of calculating Tenant’s Proportionate Share of real and personal property taxes, Landlord shall use the calendar 2003 Base Year. Tenant’s Proportionate Share shall be calculated by dividing the approximately 61,669 square feet of the Premises by the approximately 114,472 net square feet of the Building, which equals 53.87% (provided, however, said calculation shall be subject to adjustment pursuant to the terms of Section 3 hereof). If during any calendar year the occupancy of the rentable area of the Building is less than 95% full, then Operating Expenses (as hereinafter defined) will be adjusted for such calendar year at a rate of 95% occupancy.

For the calendar year commencing on January 1, 2003 and for each calendar year thereafter during the Term, Landlord shall estimate the amount the Operating Expenses shall increase for such calendar year above the Operating Expenses incurred during the Base Year. Landlord shall send to Tenant a written statement of the amount of Tenant’s Proportionate Share of any estimated increase in Operating Expenses and Tenant shall pay to Landlord, monthly or annually, Tenant’s Proportionate Share of such increase in Operating Expenses. Within ninety (90) days after the end of each calendar year or as soon as possible thereafter, Landlord shall send a copy of the Annual Statement to Tenant. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent as owed or Landlord shall adjust Tenant’s Rent payments if Landlord owes Tenant a credit. After the Expiration Date, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed or if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund. If there is a decrease in Operating Expenses in any subsequent year below Operating Expenses for the Base Year then no additional rent shall be due on account of Operating Expenses, but Tenant shall not be entitled to any credit, refund or other payment that would reduce the amount of other additional rent or Base Rent owed. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year). All payments or adjustments for Additional Rent shall be made within thirty (30) days after the applicable Statement is sent to Tenant.

The term “Base Year” shall mean the twelve month period beginning on the January 1, 2003 and ending on December 31, 2003.

The term “Operating Expenses” shall mean all direct costs incurred by Landlord in the provision of services to tenants and in the operation, repair and maintenance of the Building and Common Areas as determined by generally accepted accounting principles, including, but not limited to ad valorem real and personal property taxes, hazard and liability insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, management fees (provided, however, said management fee shall not be increased by more than four percent (4%) in any year of the Lease Term), and Common Area expenses; provided, however, the term “Operating Expenses” shall not include depreciation on the Building or equipment therein, interest, executive salaries, real estate brokers’ commissions, or other expenses that do not relate to the operation of the Building. The annual statement of Operating Expenses shall be accounted for and reported in accordance with generally accepted accounting principles (the “Annual Statement”).

LEASE ADDENDUM NUMBER THREE

OPTION TO RENEW LEASE TERM

1. Option to Extend. Tenant shall have the right and option to renew the Lease (the “Renewal Option”) for one (1) additional period of five (5) years (the “Renewal Lease Term”); provided, however, such Renewal Option is contingent upon the following (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the expiration of the Lease Term, Tenant has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Tenant is not disqualified by multiple defaults as provided in the Lease; and (v) Tenant is occupying the Premises. Following the expiration of the Renewal Term, Tenant shall have no further right to renew the Lease pursuant to this Addendum Number Three.

2. Exercise of Option. Tenant shall exercise the Renewal Option by giving Landlord written notice at least six (6) months prior to the expiration of the Lease Term. If Tenant fails to give such notice to Landlord prior to said six (6) month period, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during the Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3. Term. If Tenant exercises the Renewal Option, then during the Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4. Termination of Renewal Option on Transfer by Tenant. In the event Landlord consents to an assignment or sublease by Tenant, then the Renewal Option shall automatically terminate unless otherwise agreed in writing by Landlord.

5. Base Rent for Renewal Lease Term. The Minimum Base Rent for the Renewal Lease Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term “Fair Market Rental Rate” shall mean the market rental rate for the time period such determination is being made for office space in class “A” office buildings in the Tampa, Florida area (“AREA”) of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant’s cost), and whether adjustments are then being made in determining the rental rates for renewals in the AREA because of concessions being offered by Landlord to Tenant (or the lack thereof for the Renewal Lease

Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Renewal Lease Term in question, based on the then current market rates.

Determination. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the “FMR Notice”) for the Premises for the Renewal Lease Term in question within thirty (30) days after Tenant exercises the option giving rise for the need to determine the Fair Market Rental Rate. If Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within ten (10) business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Rate. If Tenant timely delivers to Landlord notice that Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after Tenant notifies Landlord of Tenant’s disagreement with Landlord’s assessment thereof, then Landlord and Tenant shall each appoint an independent real estate appraiser with at least five (5) years’ commercial real estate appraisal experience in the AREA market. The two appraisers shall then, within ten (10) days after their designation, select an independent third appraiser with like qualifications. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding Clerk of Superior Court of Hillsborough County for selection of a third appraiser who meets the qualifications stated above. Within twenty (20) business days after the selection of the third appraiser, a majority of the appraisers shall determine the Fair Market Rental Rate. If a majority of the appraisers is unable to agree upon the Fair Market Rental Rate by such time, then the two (2) closest appraisals shall be averaged and the average will be the Fair Market Rental Rate. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Renewal Lease Term has not been determined in accordance with this Lease Addendum Number Three by the time that Rent for the Renewal Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Renewal Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this Lease Addendum Number Three until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this Lease Addendum Number Three) for the Renewal Lease Term during the interval in question.

LEASE ADDENDUM NUMBER FOUR

TENANT PARKING AGREEMENT

1. The parties hereby acknowledge that they have heretofore entered, or are contemporaneously herewith entering, a certain lease dated June 13, 2003 (the “Lease”) for premises known as Suite(s) 200, 215, 250, 261, 265, 275, 281, 282, 295 and 300 (the “Premises”) located in the property known as Cypress Commons (the “Property”). In the event of any conflict between the Lease and this Agreement, the latter shall control.

2. Landlord hereby grants to Tenant and persons designated by Tenant a license to use up to four (4) parking spaces per 1,000 rentable square feet of the Premises in the designated parking area. The Term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Expiration Date under the Lease, or termination of the Lease or Tenant’s abandonment of the Premises thereunder. During the Term of this license, Tenant shall pay Landlord the monthly charges established from time to time by Landlord for parking in the designated parking area, payable in advance, with Tenant’s payment of monthly Base Rent. The initial charge for such space is $-0-, per space, per month, or a total monthly charge of $-0-, for all such spaces. No deductions from the monthly charge shall be made for days on which the designated parking area is not used by Tenant. However, Tenant may reduce the number of parking spaces hereunder, at any time, by providing at least thirty (30) days advance written notice to Landlord, accompanied by any key card, sticker or other identification or entrance system provided by Landlord or its parking contractor; such cancellation shall be irrevocable. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and such monthly parking charges as Landlord shall establish from time to time.

3. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the designated parking area. Landlord reserves the right to adopt, modify and enforce reasonable Rules governing the use of the designated parking area from time to time, including any key-card, sticker or other identification or entrance system, and hours of operation. The Rules set forth hereinafter are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the designated parking area, and any violation of the Rules shall subject the car to removal from the designated.

4. The parking spaces hereunder shall be provided on an unreserved “first-come, first-served” basis. Tenant acknowledges that Landlord has or may arrange for the designated parking area to be operated by an independent contractor, not affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to property or any other items located in the designated parking area, nor for any personal injuries or death arising out of any matter relating to the designated parking area, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the designated parking area. Tenant hereby waives on behalf of its insurance carriers all rights or subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved spaces. Landlord also reserves the right to close all or any portion of the designated parking area in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the designated parking area, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond Landlord’s reasonable control. In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis. If, for any other reason, Tenant or persons properly designated by Tenant, shall be denied access to the designated parking area, and Tenant or such persons shall have complied with this Agreement and this Agreement shall be in effect, Landlord’s liability shall be limited to such parking charges (excluding tickets for parking violations) incurred by Tenant or such persons in utilizing alternative parking, which amount Landlord shall pay upon presentation of documentation supporting Tenant’s claims in connection therewith.

5. If Tenant shall default under this Agreement, Landlord shall have the right to remove from the designated parking area any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Agreement, Landlord shall have the right to cancel this Agreement on ten days’ written notice, unless within such ten day period, Tenant cures such default. If Tenant defaults with respect to the same term or condition under this Agreement more than three times during any twelve month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding twelve month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Agreement, and any default under this Agreement shall be a default under the Lease.

RULES

(i) Designated parking area hours shall be 6 A.M. to 8 P.M. or such other hours as Landlord shall determine from time to time.)

(ii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii) All directional signs and arrows must be observed.

(iv) The speed limit shall be five (5) miles per hour.

(v) Spaces reserved for handicapped parking must be used only by vehicles properly designated.

(vi) Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones

(vii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by Landlord shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devises are not transferable and any device in the possession of an unauthorized holder will be void.

(viii) If applicable, monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the designated parking area is not used by Tenant or its designees.

(ix) Designated parking area managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x) Every parker is required to park and lock his own car.

(xi) Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to the office of the designated parking area immediately.

(xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii) Tenant agrees to acquaint all persons to whom Tenant assigns parking space of these Rules.

LEASE ADDENDUM NUMBER FIVE

TENANT’S ADDITIONAL TERMS AND CONDITIONS

1 Late Delivery. Intentionally deleted.

2. Audit of Operating Expenses. Landlord shall provide Tenant a statement of annual operating expenses or CAM charges billed to Tenant for the 2003 Base Year and for all succeeding years during the term of this Agreement, within one hundred twenty (120) days after the end of each calendar year. Upon receipt of Landlord’s statement of Annual Operating Expenses, Tenant may elect to conduct an audit of operating costs at its own expense, and Landlord will provide access to all necessary books and records for the purpose of completing that audit in Landlord’s office in Tampa, Florida. Each party will bear the cost of its own employees, accountants, attorneys and advisors utilized during the audit process. If after audit the parties are unable to agree on the amount of operating expenses, the difference will be resolved through either arbitration if the parties so agree or otherwise by litigation. In the event of a dispute, neither party’s position will be presumed correct pending appropriate resolution, and Tenant will not be required to pay alleged balances that it reasonably considers to be incorrect. If Tenant fails to request an audit of operating expenses within thirty (30) days of receipt of Landlord’s statement of operating costs, then Landlord’s statement shall be considered to have been accepted by Tenant.

3. Operating Expense Pass Through Limits. If a management fee or administrative cost is included in operating expenses or CAM, that fee shall not be increased by more than 4% is any year of this Lease term.

4. Late Charges. No late charge shall be billed to or paid by Tenant unless notice of late payment has been provided in writing and the payment due has not been received by the payee three (3) business days after receipt of notice by the payer.

5. No Relocation or Substitution. Landlord shall have no right to relocate Tenant or substitute any other space for the Premises during the term of this Lease.

6. Vacation. So long as Tenant pays rent, maintains the Premises in good condition and is not otherwise in default under the provisions of this Lease, Tenant’s vacation, abandonment or failure to conduct business at the leased premises shall not be considered an event of default.

7. Holdover. Tenant may elect to hold over for up to three (3) months after Lease expiration at a rental rate equal to 110% of the rate then in effect, with one hundred eighty (180) days prior written notice to Landlord. Any hold over by Tenant subsequent to such three (3) month period shall be at the maximum rate permitted under Florida law.

8. Alterations. Alterations required subsequent to the Commencement Date will be completed by Tenant at Tenant’s sole cost, utilizing license and insured contractors selected by Tenant. Landlord’s approval will be required only in the case of structural, mechanical or electrical alterations. Tenant shall not be required to remove any alterations or improvements upon Lease expiration.

9. Hazardous Materials. Landlord shall comply with all Environmental Laws applicable to the building and property (except for the Premises, which shall be Tenant’s responsibility pursuant to Section 20 of the Seventh Amendment) on which the Leased premises are located. Landlord shall properly maintain the property and building systems that are Landlord’s responsibility in order to maintain environmentally safe conditions, including building air quality. Landlord shall indemnify and hold harmless Tenant, its employees and agents from any damage, injury, loss, liability or claim arising from Landlord’s failure to comply with this provision, except to the extent such failure to comply is caused by Tenant, its employees and/or agents.

10. Interruption of Service. If (i) Landlord fails to provide utility or other services that are Landlord’s responsibility to provide under the terms of this Lease, and (ii) such failure interrupts or significantly impairs Tenant’s use of the Premises, and (iii) such failure is not due to conditions or causes beyond Landlord’s reasonable control, and (iv) such failure continues for a period of time in excess of two (2) business days, then Tenant shall receive an abatement of rent for the period of this interruption, if Tenant is unable to occupy the Premises due to such interruption of services.

11. Brokerage. Tenant has disclosed that it is a licensed real estate brokerage corporation and represents itself in this transaction.

12. Consents and Approvals. Notwithstanding any other provision of this Lease, all consents and approvals to be given by the Landlord or the Tenant, as the case may be, shall not be unreasonably withheld or delayed. No administrative fees or expenses shall be charged in connection with any such approvals. In cases where either party exercises judgment in accordance with the terms of this Lease, such judgment shall be exercised reasonably.

13. No Landlord’s/Tenant’s Lien. No lien or security interest is granted to either party in connection with this Lease.

14. Insurance. Neither party shall have the right to procure insurance on behalf of the other.

15. Estoppel and Documents. In furnishing estoppel certificates or other documents that may be required in connection with this Lease, Tenant shall not be obligated to include any statement which it considers to be untrue or inaccurate, or to include any provision which is not reasonably necessary to such document or which modifies its rights under this Lease.

16. Minimum Notice for Remedies. Except as provided in Article 4, no remedy for alleged or actual non-monetary default by either party shall be permitted or taken unless the party alleged to be in default has been provided written notice by certified mail to the address specified in this Lease, and has failed to remedy the default within ten (10) business days.

17. Legal Rights. Neither party waives any of its legal rights or notice periods provided by law in connection with this Lease, and no provision of this Agreement shall be interpreted as a waiver of such rights. No issue or dispute will be resolved unilaterally by either party or its representatives. No power of attorney or attorney-in-fact status is granted to either party in connection with this Lease.

18. Litigation. In the event that either party is required to utilize litigation to enforce the provisions of this Lease, the prevailing party shall be entitled to recover all reasonable costs, expenses and reasonable attorneys’ fees incurred in connection with such litigation.

19. Conflict. In the case of any conflict between this Lease or any other Addendum or Amendment and this Fifth Addendum, this Fifth Addendum will govern.

EXHIBIT A

Seventh Expansion Space

Refer to drawings created by Post, Buckley, Schuh & Jernigan, dated 5/19/2003, for the building known as Cypress Commons.

EXHIBIT A-1

Department	Work Description	Number of Units
Executive	New building standard double wood doors with side light, hardware and frame	1 each

Executive	New building standard interior wood door with frame

Executive	Paint partitions	720 SF

Executive	Paint doorjambs	1 each

Executive	Stain three (3) doors	1 doors

Executive	Duplex receptacles	16 each

Executive	Relocate lights	2 each

Executive	Upper cabinets	16 LF

Executive	Lower cabinets	20 LF

Civil	Walls to grid

Civil	Interior partitions	35 LF

Civil	Demising partitions	17 LF

Civil	New building standard interior door with frame and hardware	2 each

Civil	Paint partitions	630 SF

Civil	Paint doorjambs	2 each

Civil	Stain doors	2 each

Civil	Repairs to ceiling

Civil	Duplex receptacle	1 each

Civil	Relocate lights	2 each

Survey	Repairs to ceiling

Transportation	Electrical floor box

Human Resource	Insulation	261 SF

Graphics	Duplex receptacles	2 each

Graphics	Relocate lights

Graphics	Supports for existing countertops

Construction	Walls to grid

Construction	Interior partition

Construction	Paint partitions	108 SF

Construction	Duplex receptacle

Construction	Relocate light	1 each

Right of Way	Walls to grid	15 LF

Right of Way	Interior partitions	56 LF

Right of Way	New building standard wood door with hardware and frame	2 each

Right of Way	Stain 2 doors and paint two jambs	2 each

Right of Way	Paint partitions	1008 SF

Right of Way	Duplex receptacles	3 each

PD&E	Walls to grid	14 LF

PD&E	Interior partition	13 LF

PD&E	Relocate interior door	1 each

PD&E	Paint partitions	234 SF

Shared Area	Upper cabinets

Shared Area	Lower cabinets	8 LF

Shared Area	Install projection screen and electrical	1 each

Shared Area	Electrical floor box	1 each

EXHIBIT B

BUILDING STANDARD AND FINISH SPECS

CYPRESS COMMONS

Pre-Installed Improvements:

A.	HVAC – Main and branch ductwork to perimeter diffusers; VAV boxes installed.

B.	Sprinklers – Designed in accordance with NFPA; heads turned up.

C.	Ceiling – Building standard ceiling grid, ceiling tile (Armstrong “Cortega Tegular), 2’ x 4’ parabolic light fixtures, and HVAC diffusers stocked on the floor.

D.	Window Treatment – Mini Blinds (Levelor) 1” horizontal slat at each exterior window.

STANDARD TENANT IMPROVEMENTS

A.	WALLS:

Note: All finished gyp. board shall be painted with two (2) coats latex flat finish (unless otherwise noted).

1.	Tenant demising wall (1 Hr. rated):

3 5/8” metal stud walls with 3 1/2” insulation, 5/8” type “x” g.w.b. each side. Studs spaced @ 16” on center. (1hr. wall extend to roof deck).

2.	Interior Walls:

3 5/8” metal studs with 5/8” gyp. board on each side. Studs spaced @ 24” on center. Walls are to be flush with ceiling grid, except in areas requiring sound attenuation (e.g. restrooms).

B.	DOORS:

1.	Interior:

3’-0” x 8’-0” solid core hardwood doors, Building stain grade finish.

2.	Frame:

16-gauge hollow metal knock down, pre-finished three piece frame.

3.	Hardware:

All doors to have passage latchsets unless otherwise noted. All doors over 7’-0” in height shall have four (4) hinges (minimum). (Schlage stainless steel satin finish lever hardware as approved by Landlord).

C.	CEILINGS:

Tiles:

Install 2’ x 2’ suspended lay-in acoustical ceiling tile.

B-1

D.	ELECTRICAL:

Office Lighting:

Install 2’ x 4’ parabolic fluorescent light fixtures with electronic ballasts. (Approximately one (1) fixture per 100 square feet of ceiling area).

2.	Office Outlets:

Install all electrical wiring in accordance with all national and local electrical codes (all wiring shall be copper). Approximately three (3) 110 volt duplex convenience outlets per office.

Open office areas to have outlets spaced approximately @ 12’-0” o.c.

E.	TELEPHONE

Outlet box and  3/4” conduit stubbed 6” above ceiling provided at a ratio of 5 per 1000 s.f.

F.	HEATING AND AIR CONDITIONING

1.	HVAC

Building standard heating ventilating and air conditioning system, is a variable volume system with duct and diffuser distribution and zoned thermostatic controls. Designed to provide comfortable interior conditions compatible with normal standard of comfort for one person per 150 square feet of usable area. The building perimeter shall have 24”x24” diffusers, interior space shall have 24” x 24” supply diffusers. Maximum size of each zone will be 1,500 square feet.

2.	Diffusers:

Install 2 x 2 perforated face diffusers. Color to match ceiling grid. (Metalaire 72000 series or equal).

Thermostats/VAV Boxes:

Install thermostats per tenant improvement plans. Additional thermostats and VAV boxes required by tenant plans in excess of base building design to be included as a tenant improvement cost.

G.	FLOOR COVERING:

1.	Carpet:

Shaw or comparable nylon cut pile, 28 oz., or nylon loop, 26 oz., both glue down, color to be selected by Tenant.

2.	Base:

3” rubber cove base, color to be selected by Tenant.

3.	Vinyl Tile:

1/8 inch vinyl composition tile, color to be selected by Tenant.

H	LIFE SAFETY:

1.	Sprinkler:

Base building sprinkler plan to be adjusted to meet tenant improvement requirements. Additional heads required as a result of tenant space plan treated as a tenant improvement cost.

Annunciaters (audible and visual) per code are included in tenant improvement costs.

B-2